UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 10, 2013

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	98-0438382
(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)

O’Hara House, 3 Bermudiana Road Hamilton, Bermuda		HM 08
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (441) 296-1431

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 –	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)              On September 15, 2013, Mr. Michael Del Nin resigned from the Board of Directors of Central European Media Enterprises Ltd. (the “Company”).

(c), (e)       On September 10, 2013, the Company appointed Mr. Michael Del Nin and Mr. Christoph Mainusch as co-Chief Executive Officers and designated them as co-principal executive officers, with effect from September 16, 2013.

Mr. Del Nin, 42, has served as a member of the Company’s Board of Directors from October 2009 until September 15, 2013. Prior to his appointment as co-Chief Executive Officer of the Company, Mr. Del Nin was the Senior Vice President of International and Corporate Strategy at Time Warner Inc. from April 2008 until September 2013, in which capacity he helped drive Time Warner Inc.’s global strategy and business development initiatives, with a particular focus on international operations and investments. From 2006 to 2008, Mr. Del Nin was the Senior Vice President responsible for Mergers and Acquisitions. Prior to joining Time Warner Inc., Mr. Del Nin was Senior Vice President, Business Development, at New Line Cinema. In that role Mr. Del Nin analyzed the economics of the studio’s film and television projects while helping to develop and implement New Line Cinema’s long-term business plan. Prior to joining New Line Cinema, Mr. Del Nin was an investment banker focused on the media industry at Salomon Smith Barney in New York.

Mr. Mainusch, 51, was, prior to his appointment as co-Chief Executive Officer of the Company, an advisor to the President of Turner Broadcasting International, a wholly-owned subsidiary of Time Warner Inc., where he consulted on various projects from April 2013 until September 2013.  From March to December 2012, Mr. Mainusch was a member of the Operational Management Committee of the RTL Group, a European entertainment network. From September 2009 to February 2012, Mr. Mainusch served as Chief Executive Officer of the Alpha Media Group in Greece, a terrestrial broadcast company partly owned by the RTL Group.  Mr. Mainusch served as Chief Executive Officer of RTL Televizija in Croatia from 2004 to 2009. From 1996 until 2004, Mr. Mainusch served as Chief Executive Officer of ACS Media GmbH. Mr. Mainusch started his career as a freelancer for the public broadcaster Bayerischer Rundfunk in 1987.

There is no arrangement or understanding pursuant to which Mr. Del Nin or Mr. Mainusch is being appointed and neither Mr. Del Nin nor Mr. Mainusch has any family relationship with any director or any other executive officer of the Company.

On September 15, 2013, Mr. Del Nin entered into a letter agreement with the Company.  Under the terms of Mr. Del Nin’s agreement, Mr. Del Nin is appointed as co-Chief Executive Officer for an indefinite term. His annual salary is $800,000.  Mr. Del Nin is also entitled to earn a bonus of $200,000 for the year ending December 31, 2013 and thereafter an annual bonus pursuant to guidelines set forth in the Company’s management compensation policy, with the target amount he is entitled to earn for an annual bonus equal to 100% of his annual salary.  Pursuant to these guidelines, the Compensation Committee of the Board of Directors approves specific targets to be achieved in order for a bonus to be earned.  Mr. Del Nin is also entitled to a grant of restricted stock units having a fair market value of $300,000, which grant shall occur on or prior to December 15, 2013, and a grant of restricted stock units having a fair market value of $400,000 in 2014, in each case in accordance with the Company’s Amended and Restated Stock Incentive Plan. It is anticipated that Mr. Del Nin will enter into a contract of employment with CME Media Services Limited, a wholly owned subsidiary of the Company, that reflect the terms in his letter agreement on or about September 30, 2013.

On September 15, 2013, Mr. Mainusch entered into a letter agreement with the Company.  Under the terms of Mr. Mainusch’s agreement, Mr. Mainusch is appointed as co-Chief Executive Officer for an indefinite term. His annual salary is $800,000.  Mr. Mainusch is also entitled to earn a bonus of $200,000 for the year ending December 31, 2013 and thereafter an annual bonus pursuant to guidelines set forth in the Company’s management compensation policy, with the target amount he is entitled to earn for an annual bonus equal to 100% of his annual salary.  Pursuant to these guidelines, the Compensation Committee of the Board of Directors approves specific targets to be achieved in order for a bonus to be earned. Mr. Mainusch is also entitled to a grant of restricted stock units having a fair market value of $300,000, which grant shall occur on or prior to December 15, 2013, and a grant of restricted stock units having a fair market value of $400,000 in 2014, in each case in accordance with the Company’s Amended and Restated Stock Incentive Plan. It is anticipated that Mr. Mainusch will enter into a contract of employment with CME Media Services Limited, a wholly owned subsidiary of the Company, that reflect the terms in his letter agreement on or about September 30, 2013.

Item 7.01	Regulation FD Disclosure

On September 15, 2013, the Company issued a press release announcing the appointments of Mr. Del Nin and Mr. Mainusch, which is attached hereto as Exhibit 99.1. The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01 –	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number

99.1	Press release of the Company dated September 15, 2013.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

Date: September 16, 2013	/s/ David Sach
David Sach Chief Financial Officer